UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2016

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450

Louisville, Kentucky		40222

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Sypris Solutions, Inc. (the “Company”) with the U. S. Securities and Exchange Commission (the “SEC”) on November 29, 2016 (the “Initial Form 8-K”).

Item 2.05 Costs Associated with Exit or Disposal Activities.

As disclosed in the Initial Form 8-K, the Company’s Board of Directors (the “Board”) has previously authorized the Company to explore various exit or disposal options with respect to its commercial vehicle components manufacturing plant in Louisville, Kentucky (the “Broadway Plant”) to be completed in 2017.  Over the last few months, the Company has evaluated these options with the input of our salaried and unionized employees, our customers and others within the industry.  On February 21, 2017, with the benefit of management’s analysis, the Board approved a modified exit or disposal plan (the “Plan”) with respect to the Broadway Plant, which is now expected to continue certain transitional operations into 2018.

Under the terms of the Plan, the Company estimates that it will incur aggregate charges of approximately $1.2 million to $1.5 million for severance and benefit related costs, $2.0 million to $2.5 million in equipment relocation costs, $0.2 million in asset impairments and $0.5 million in other costs. The Company expects that these charges will be cash expenditures, other than the estimated asset impairment charges, and will be payable over the course of 2017 and 2018. The exact timing of these charges and cash outflows has not been finalized. The cash outflows related to this Plan are expected to be funded from the proceeds generated from the sale of certain underutilized and/or idle noncore assets and are not expected to have a material adverse impact on the Company’s liquidity.

The Company's estimates of the costs related to its Plan represent its current estimates. However, such estimates are preliminary and subject to change as the Company implements the Plan. The Company intends to provide a more comprehensive and updated status on the Plan, and related initiatives, in connection with the release of its 2016 full year financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2017	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney

John R. McGeeney

Vice President, General Counsel and Secretary